(formerly Manhattan Minerals Corp.)

NEWS  RELEASE

March 30, 2005	Toronto Stock Exchange
TSX Symbol: MED

MEDITERRANEAN UNDERTAKES PRIVATE PLACEMENT IN CONVERSION OF CREDIT FACILITY

Mediterranean Minerals Corp. (the "Company") announces that further to its news release dated March 4, 2005, it will not be proceeding with a shares for debt transaction in settlement of a credit facility arranged with Quest Capital Corp. In its place, the Company will be undertaking a private placement of 5,623,846 units at a price of $0.05334 per unit for gross proceeds of $300,000. Each unit is comprised of one common share and one share purchase warrant, each warrant entitling the holder to acquire one additional common share of the Company for a period of two years from closing at a price of $0.06 per share. The private placement is subject to prior acceptance by the Toronto Stock Exchange.

ON BEHALF OF THE BOARD

"Peter Guest"
604-669-3397
Peter J. Guest - President and CEO	www.med-min.com

THE TSX HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS NEWS RELEASE.